UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                                       December 19, 2006

EDGE PETROLEUM CORPORATION

 (Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-22149	76-0511037
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1301 Travis, Suite 2000

Houston, Texas 77002

(Address of principal executive offices)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 19, 2006, Edge Petroleum Exploration Company (“Edge Petroleum Exploration”), a wholly owned subsidiary of Edge Petroleum Corporation (“Edge”) amended one of its existing agreements (the “Original Agreement” and as amended, the “Amended Agreement”) with Smith Production, Inc. (“Seller”) relating to the sale to Edge Petroleum Exploration of certain oil and gas properties in southeast and south Texas, which sale was previously reported on a Form 8-K filed by Edge on November 22, 2006 and the description of which is hereby incorporated by reference.  Edge Petroleum Exploration has now agreed to acquire from Seller additional interests recently acquired by Seller in those previously disclosed properties in southeast and south Texas.  The additional interests acquired will increase Edge Petroleum Exploration’s net well count from the previously disclosed 72 net wells to 84 net wells, effectively increasing Edge Petroleum Exploration’s average working interest from approximately 50% to 60%.

These additional interests, which were re-assignments by various partners of the Seller to the Seller, consist of additional working interests and overriding royalty interests in most of the wells and leasehold covered in the Original Agreement.  These interests have an estimated current net daily production rate of 7.1 MMcfe per day, which is approximately 86% natural gas.  The effective date of the amended transaction remains January 1, 2007 and the anticipated closing date is still expected to be on or before the end of January 2007.

Edge Petroleum Exploration has committed to pay an additional $65.0 million for these additional interests, subject to adjustments for the results of operations from the effective date to the closing date and other purchase price adjustments.  In line with the previously announced transaction, approximately $5.0 million of the increase in the purchase price is expected to be allocated to Edge’s unevaluated property cost pool resulting in an estimated purchase price of $8,450 per Mcfe of daily production.

The obligations of the parties under the Amended Agreement are subject to certain closing conditions, including, among other things, preferential purchase rights and consents to assign and exceeding specified amounts claimed with respect to certain title defects and environmental liabilities. Under the Amended Agreement and as previously reported, Edge will assume certain liabilities related to the purchased assets.

Statements regarding the consummation of any transaction mentioned, any benefits, effects or terms thereof, future development and exploration opportunities, additional drilling locations, operator status, expected working interest, financing plans, estimated reserves, timing of transaction or financing, and any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, costs and difficulties related to the evaluation and integration of acquired businesses and assets, costs, delays and other difficulties related to the transaction, risks that increased financing  will not be obtained, conditions to financing will not be met or that financial institutions will otherwise not extend credit, results of adjustments and other pre-closing matters, failure to satisfy closing conditions to the transaction,  actions by seller in the transaction, the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, increased costs and delays attributable to oilfield services and equipment, and the ability of the company to meet its business and financial goals and other factors included in Risk Factors and elsewhere in Edge’s most recent 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Item 7.01. Regulation FD Disclosure.

On December 19, 2006, Edge issued a press release announcing the amendment of the Original Agreement referred to in Item 1.01 above.  A copy of this press release is attached hereto as Exhibit 99.1.

The information  furnished in this Item 7.01 and the  related exhibit furnished in Item 9.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934,  as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.  Such information may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references such information.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 19, 2006 issued by Edge Petroleum Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: December 22, 2006	By:	/s/ MICHAEL G. LONG
Michael G. Long
Executive Vice President and Chief Financial
and Accounting Officer

Exhibit No.	Description

99.1	Press Release dated December 19, 2006 issued by Edge Petroleum Corporation.